UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported): July 1, 2013

COVIDIEN PUBLIC LIMITED COMPANY
(Exact Name of Registrant as Specified in Charter)

Ireland	001-33259	98-0624794
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
20 On Hatch, Lower Hatch Street
Dublin 2, Ireland
(Address of Principal Executive Offices, including Zip Code)
+353 (1) 438-1700
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.
On June 20, 2013, Tyco International Ltd. (“Tyco”) advised Covidien plc (“Covidien” or the “Company”) that it had received Notices of Deficiency from the Internal Revenue Service (“IRS”), which disallowed interest deductions related to intercompany debt and certain tax attribute adjustments recognized on Tyco's U.S. income tax returns totaling approximately $3.0 billion. The Notices of Deficiency assert that several of Tyco's former U.S. subsidiaries owe additional taxes of $914 million plus penalties of $154 million based on audits of the 1997 through 2000 tax years of Tyco and its subsidiaries as they existed at that time. These amounts exclude interest, and do not reflect the impact on subsequent periods if the IRS position described below is ultimately proved correct.
As previously disclosed in the Company's public filings, in connection with U.S. federal tax audits of Tyco, the IRS has raised a number of issues and proposed tax adjustments for periods beginning with the 1997 tax year. Pursuant to the Tax Sharing Agreement by and among Covidien, Tyco and TE Connectivity (formerly Tyco Electronics) (the “Tax Sharing Agreement”), Tyco has the right to administer, control and settle all U.S. income tax audits for periods prior to June 29, 2007. Although Tyco has been able to resolve substantially all of the issues and adjustments proposed by the IRS for the 1997 through 2000 tax years, it has not been able to resolve matters related to the treatment of certain intercompany debt transactions during the period. As a result, the IRS has asserted in the Notices of Deficiency that substantially all of Tyco's intercompany debt originating during the 1997 - 2000 period should not be treated as debt for U.S. federal income tax purposes, and has disallowed interest deductions related to the intercompany debt and certain tax attribute adjustments recognized on Tyco's U.S. income tax returns totaling approximately $3.0 billion. We strongly disagree with the IRS's proposed adjustments, and we understand that Tyco intends to file a petition to the U.S. Tax Court contesting the IRS assessment. We believe there are meritorious defenses for the tax filings in question, that the IRS positions with regard to these matters are inconsistent with the applicable tax laws and existing Treasury regulations, and that the previously reported taxes for the years in question are appropriate.
No payments with respect to these matters would be required until the dispute is definitively resolved, which, based on the experience of other companies, could take several years. While Covidien believes that the amounts recorded as non-current taxes payable or guaranteed contingent tax liabilities related to these adjustments are adequate, the timing and outcome of such litigation is highly uncertain and could have a material effect on the consolidated financial statements. In particular, if the IRS is successful in asserting its claim, it would likely assert that approximately $6.6 billion of interest deductions with respect to Tyco International's intercompany debt in subsequent time periods should also be disallowed.
In accordance with the terms of the Tax Sharing Agreement, Covidien, Tyco and TE Connectivity would share 42%, 27% and 31%, respectively, of any tax liabilities due in respect of these matters.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COVIDIEN PUBLIC LIMITED COMPANY

By:	/s/ John W. Kapples
John W. Kapples
Vice President and Corporate Secretary

Date: July 1, 2013